EXHIBIT 3.3

[Translation]

SHARE HANDLING REGULATIONS

ALPS ELECTRIC CO., LTD.

October 2009

SHARE HANDLING REGULATIONS

Chapter 1 General provisions

Article 1 Purpose

1.	The “matters regarding the handling of shares” as prescribed in the Articles of Incorporation of the Company (including procedures to be followed when exercising shareholder rights, etc.) and fees relating to shares shall be governed by these Regulations, and also as may be prescribed by the Japan Securities Depository Center, Inc., which is a book-entry transfer institution (the “Center”), and the securities firms and trust banks, etc. that are account management institutions (“Securities Firms, etc.”).

2.	Matters relating to the handling (including procedures to be followed when exercising shareholder rights, etc.) and fees relating to special accounts opened pursuant to agreements entered into between the Company and the trust bank designated by the Company shall be governed by the provisions of these Regulations, and also as may be prescribed by such trust bank.

Article 2 Shareholder registry administrator

The shareholder registry administrator of the Company and the place at which it handles administration of the shareholder registry shall be as follows.

Shareholder registry administrator:

Mitsubishi UFJ Trust and Banking Corporation

1-4-5 Marunouchi, Chiyoda-ku, Tokyo

Place at which shareholder registry administration is handled:

1-4-5 Marunouchi, Chiyoda-ku, Tokyo

Stock Transfer Agency Division, Mitsubishi UFJ Trust and Banking Corporation

Article 3 Demands and notifications

1.	Demands and notifications according to these Regulations must be made in the form prescribed by the Company, except in the case where such demand or notification is made via a Securities Firm, etc. or the Center or in the case prescribed in Article 24, Paragraph 1.

2.	When a proxy performs a demand or notification under the preceding paragraph, the proxy must submit a written document certifying its authority to act as proxy and, if the consent of a curator or assistant is required, a written document certifying that such consent has been obtained.

3.	If a demand or notification under Paragraph 1 is made via a Securities Firm, etc. and the Center, or via a Securities Firm, etc., such demand or notification may be treated as having been made by the shareholder.

4.	A person who makes a demand or notification under Paragraph 1 may be requested by the Company to submit materials that certify that such person is a shareholder or a proxy thereof.

5.	If the Company makes a request for submission of materials prescribed in the preceding paragraph, the Company will not accept a demand or notification under Paragraph 1 unless such materials are submitted.

Chapter 2 Entry or recordation in shareholders registry, etc.

Article 4 Entry or recordation in shareholders registry

1.	The Company shall make entries or recordations in the shareholders registry based on the general shareholders notification received by the Center.

2.	If the Company receives a notice relating to a change in the address of a person entered or recorded in the shareholders registry (a “Shareholder, etc.”) or any other notification relating to a change to a matter stated in the shareholders registry, the Company shall change such entry or recordation in the shareholders registry based on such notice.

3.	In addition to the preceding two paragraphs, the Company shall make entries or recordations in the shareholders registry in the case of issuance of new shares or in any other cases prescribed in law or regulation.

Article 5 Characters, etc. used in shareholders registry

Entries or recordations in the shareholders registry of the Company shall be made using the characters and symbols designated by the Center.

Article 6 Entries or recordations made in share option registry, etc.

1.	Requests for entry or recordation in the share option registry, for registration, transfer of ownership, or cancellation of pledges pertaining to share options, or for indication or cancellation of trust property, shall be made to the shareholders registry administrator.

2.	In addition to the provisions of the preceding paragraph, the handling of share options may be prescribed separately.

Chapter 3 Notifications

Article 7 Notification of address and name of Shareholder, etc.

1.	Each Shareholder, etc. shall notify the Company of its address and name.

2.	A notification under the preceding paragraph or any change thereto must be made via a Securities Firm, etc. and the Center, except in the case prescribed in Article 4, Paragraph 3.

Article 8 Notification of place for non-resident Shareholders, etc. to receive notices

1.	A Shareholder, etc. who resides outside of Japan must either appoint a standing proxy within Japan or notify the Company of a place within the Japan at which notices are to be received.

2.	“Shareholder, etc.” in Paragraph 1 of the preceding Article shall include “standing proxy.”

3.	Any notification under Paragraph 1 or change thereto must be made via the Securities Firm, etc. and the Center, except in the case prescribed in Article 4, Paragraph 3.

Article 9 Representative of corporations

1.	If a Shareholder, etc. is a corporation, it must notify the Company of the name and office title of one of its representatives.

2.	Any notification under Paragraph 1 or change thereto must be made via the Securities Firm, etc. and the Center, except in the case prescribed in Article 4, Paragraph 3.

Article 10 Representative of jointly held shares

1.	Any shareholders who jointly own shares must determine one representative and notify the Company of the name and address thereof.

2.	Any notification under Paragraph 1 or change thereto must be made via a Securities Firm, etc. and the Center, except in the case prescribed in Article 4, Paragraph 3.

Article 11 Statutory agent

1.	In the case where there is a statutory agent such as a person in a parental authority or guardian, notification of the name and address thereof must be given to the Company.

2.	Any notification under Paragraph 1 or change thereto or removal thereof must be made via a Securities Firm, etc. and the Center, except in the case prescribed in Article 4, Paragraph 3.

Article 12 Other notifications

1.	In addition to the notifications prescribed in Article 7 through the preceding Article, notifications to the Company must be made via a Securities Firm, etc. and the Center, or via a Securities Firm, etc., except where another method is separately designated by the Company. However, this shall not apply in the case prescribed in Article 4, Paragraph 3.

2.	Any notification that is unable to be accepted or forwarded by a Securities Firm, etc. must be made to the shareholders registry administrator.

Article 13 Notification matters for share option holders

The provisions of Article 7 through the preceding Article shall apply mutatis mutandis in respect of notification matters and notification methods for persons entered or recorded in the share option registry of the Company. However, unless otherwise prescribed separately pursuant to Article 6, Paragraph 2, such notifications shall be made to the shareholders registry administrator.

Chapter 4 Buyback of shares less than one unit

Article 14 Demand for buyback of shares less than one unit

A demand for the Company to buyback shares less than one unit must be made via a Securities Firm, etc. and the Center in accordance with the provisions prescribed by the Center.

Article 15 Determination of buyback price

1.	The buyback price per share for shares less than one unit shall be the closing market price on the Tokyo Stock Exchange on the day on which the demand in the preceding Article arrives at the place at which shareholder registry administration is handled. However, if no sale or purchase transactions were effected on that day, it shall be the price of the first sale or purchase transaction to be effected thereafter.

2.	The purchase price shall be the amount obtained by multiplying the buyback price per share in the preceding paragraph by the number of shares subject to the buyback demand.

Article 16 Payment of buyback purchase price

1.	The buyback purchase price shall, unless otherwise the Company prescribes, be paid to the person making the demand on the fourth business day from (and including) the day immediately following the day on which the buyback price in the preceding Article is determined. However, if the buyback price is the cum-rights price of dividends of surplus or share split, etc., the buyback purchase price shall be paid by the record date thereof.

2.	A person who makes a buyback demand may request payment of the buyback purchase price either by wire transfer to its designated bank account or by postal savings account cash payment.

Article 17 Transfer of ownership of buyback shares

The transfer of ownership of shares less than one unit subject to a demand for buyback shall be carried out in the account of the Company on the day on which the payment of the buyback purchase price or payment procedures in the preceding Article are completed.

Chapter 5 Additional purchase of shares less than one unit

Article 18 Demand for additional purchase of shares less than one unit

A demand for additional purchase of shares less than one unit must be made via a Securities Firm, etc. and the Center in accordance with the provisions prescribed by the Center.

Article 19 Restriction on demand for additional purchase

In the case where multiple demands for additional purchase are made on any one day and the relative order in which such demands were received is unclear, all of the demands for additional purchase made on such day shall be invalid if the number of shares subject to such demands exceeds the number of treasury shares held for the purpose of additional purchase demands.

Article 20 Determination of additional purchase price

1.	The additional purchase price per share for shares less than one unit shall be the closing market price on the Tokyo Stock Exchange on the day on which the demand in Article 18 arrives at the place at which shareholder registry administration is handled. However, if no sale or purchase transactions were effected on that day, it shall be the price of the first sale or purchase transaction to be effected thereafter.

2.	The purchase price shall be the amount obtained by multiplying the additional purchase price per share in the preceding paragraph by the number of shares subject to the additional purchase demand.

Article 21 Transfer of ownership of additionally purchased shares

An application for book-entry transfer to the account of the person demanding additional purchase with respect to the shares less than one unit subject to the demand for additional purchase shall be made on the day on which it is confirmed that the additional purchase price calculated in accordance with the preceding Article (the “Purchase Price for Additional Purchase”) has been wire transferred to the bank account designated by the Company.

Article 22 Suspension of acceptance of demands for additional purchase

1.	The Company shall suspend acceptance of demands for additional purchase during the periods beginning ten business days before (and including) the respective dates prescribed in the following items and ending on such respective dates:

(1)	March 31;

(2)	September 30; and

(3)	any other shareholder record dates.

2.	In addition to the preceding paragraph, acceptance of demands for additional purchase may be suspended if deemed necessary by the Company or the Center.

Article 23 Special provisions concerning additional purchase demands made by postal mail

1.	In the case of making a demand for additional purchase by means of postal mail, the person demanding additional purchase shall wire transfer the funds for additional purchase to the bank account designated by the Company.

2.	In determining the additional purchase price in the case of the preceding paragraph, the date on which the demand for additional purchase and the funds for additional purchase arrive at the place at which shareholder registry administration is handled (or in the case such dates differ, the later thereof) shall be deemed as the date on which such demand arrived as prescribed in Article 20.

Chapter 6 Method of exercising minority shareholder rights, etc.

Article 24 Method of exercising minority shareholder rights, etc.

1.	In order to directly exercise against the Company the minority shareholder rights, etc. prescribed in Article 147, Paragraph 4 of the Act on Book-Entry Transfer of Bonds and Shares, an individual shareholder notice must be submitted and the exercise of rights must be made in writing affixed with the name and seal of the shareholder. However, in the case of a non-Japanese person, a signature may be used in lieu of name and seal.

2.	Article 3, Paragraph 2, Article 3, Paragraph 4, and Article 3, Paragraph 5 shall apply mutatis mutandis to the exercise of minority shareholder rights, etc. in the preceding paragraph.

Chapter 7 Fees

Article 25 Share handling fees

No fees shall be charged in relation to the handling of the shares of the Company. However, fees to be paid by a shareholder, etc. to a Securities Firm, etc. or the Centre shall be borne by the shareholder, etc.

Chapter 8 Execution of shareholder proposal rights

Article 26 Method of exercising shareholder proposal rights

A shareholder seeking to exercise its shareholder proposal rights pursuant to Article 303 or Article 305 of the Companies Act shall do so in writing, attaching or providing a written document certifying that such proposal was made by the shareholder itself (“Certificatory Materials, etc.”). However, this shall not apply if the Company is able to otherwise confirm that the proposal, etc. was made by the shareholder itself. If a proposal is made to the Company through a Securities Firm, etc. and the Center or through a Securities Firm, etc., it will be deemed as a proposal made by the shareholder itself, and Certificatory Materials, etc. will not be required.

Supplementary provisions

Article 1 Revisions

1.	Any amendment to these Regulations requires a resolution of the Board of Directors.

2.	The Company shall publicly disclose these Regulations by posting them on its website or by any other means prescribed by a resolution of the Board of Directors. In the case where these Regulations are amended, the Company shall promptly disclose the amended Regulations.

Revision history

Established on November 28, 1967

Amended on August 19, 1968

Amended on November 12, 1971

Amended on May 31, 1972

Amended on January 7, 1978

Amended on September 25, 1982

Amended on June 27, 1991

Amended on June 26, 1998

Amended on October 1, 1999

Amended on April 1, 2000

Amended on December 4, 2000

Amended on October 1, 2001

Amended on June 27, 2002

Amended on April 1, 2003

Amended on June 30, 2004

Amended on August 1, 2005

Amended on October 1, 2005

Amended on May 1, 2006

Amended on June 29, 2006

Amended on October 25, 2007

Amended on January 5, 2009

Amended on October 30, 2009

Amended on January 6, 2010